                                   Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE

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
                                                                THREE MONTHS
                                                     ---------------------------------         TWELVE MONTHS         NINE MONTHS
                                                      12/31/96**            12/31/95              12/31/96             3/31/95
                                                     -----------            ----------         -------------         -----------
                  PRIMARY
                  -------
Net earnings applicable to common stock:

   Net earnings (loss)                               $  (276,952)           $  969,012           $  636,050           $1,310,592
   Deduct preferred stock dividends paid                 (31,830)              (31,830)            (127,320)             (95,490)
                                                     -----------            ----------           ----------           ----------
Net earnings (loss) applicable to common stock       $  (308,782)           $  937,182              508,730           $1,215,102
                                                     ===========            ==========           ==========           ==========
Weighted average number of common shares
  and common equivalents outstanding:

Weighted average common shares outstanding             4,553,754             3,229,104            3,771,702            3,176,919
Additional shares assuming conversion of
  options and warrants                                       N/A               594,573              476,819              529,414
                                                     -----------            ----------           ----------           ----------

Weighted average number of common shares
  and common equivalents                               4,553,754             3,823,677            4,248,521            3,706,333
                                                     ===========            ==========           ==========           ==========
PRIMARY EARNINGS (LOSS) PER SHARE                         $(0.07)                $0.25                $0.12                $0.33
                                                          ======                 =====                =====                =====

             FULLY DILUTED*
             --------------
Net earnings applicable to common stock on a fully diluted basis:

  Net earnings applicable to common stock
    per above                                        $        --            $  937,182           $  508,770           $1,215,101
  Add net interest expense related to convertible
    debentures                                                --                42,000              233,313              126,000
  Add dividends on convertible preferred stock                --                31,830              127,320               95,490
                                                     -----------            ----------           ----------           ----------
  Net earnings applicable to common stock
  on a fully diluted basis                           $        --            $1,011,012           $  869,403           $1,436,591
                                                     ===========            ==========           ==========           ==========
Total shares for fully diluted:

  Shares used in calculating primary earnings
    per share                                                 --             3,823,677            4,248,521            3,706,333
  Additional shares to be issued from common
    equivalents under full dilution using ending
    market price                                              --                77,371                1,324               82,363
  Additional shares to be issued under full
    conversion of convertible debentures                      --               600,000              797,814              600,000
Additional shares to be issued under full
    conversion of preferred stock                             --               294,723              294,723              294,723
                                                     -----------            ----------           ----------           ----------
Total shares for fully diluted                                --             4,795,771            5,342,382            4,683,419
                                                     ===========            ==========           ==========           ==========

FULLY DILUTED EARNINGS PER SHARE                             N/A                 $0.21                $0.16                $0.31
                                                           =====                 =====                =====                =====

*This calculation is submitted for the year ended December 31, 1996, in accordance with Securities Exchange Act of 1934, Release No. 9083, although not required by footnote 8, paragraph 40 of APB No. 15 because it results in anti-dilution.

**This calculation does not take into account common stock equivalents, as a net loss would result in anti-dilution. This is in accordance with footnotes paragraph 20 of APB No. 15.

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